Exhibit 10.1
EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT
     This Employment Separation and General Release Agreement (this “Separation Agreement”) is entered into as of this 12th day of December, 2008, by and between Thomas M. Kennedy, an individual (“Individual”), and Pacific Sunwear of California, Inc., a California corporation (the “Company”).
     WHEREAS, Individual has been employed as the Division President of the PacSun Division of the Company;
     WHEREAS, the Company and Individual previously entered into that certain Employment Agreement dated as of April 1, 2005, as amended September 28, 2007 (the “Employment Agreement”);
     WHEREAS, Individual has been designated as a participant in that certain Executive Severance Plan initially approved and adopted by the Compensation Committee of the Board of Directors on August 21, 2007, as amended (as so amended, the “Executive Severance Plan”);
     WHEREAS, Individual and the Company mutually agreed to terminate Individual’s employment relationship with the Company effective on December 9, 2008 (the “Separation Date”) upon the terms set forth herein; and
     WHEREAS, Individual and the Company desire to enter into this Separation Agreement and supersede and replace the Employment Agreement and the Executive Severance Plan.
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Individual and the Company agree as follows:
          I. Resignation. Individual’s employment by the Company terminated on the Separation Date without cause. Individual hereby confirms that he resigned as an officer, director, employee, member, manager and in any other capacity with the Company and each of its subsidiaries effective as of the Separation Date and that he currently holds no such position with the Company or any of its subsidiaries. The Company confirms that it and each of its subsidiaries accepted such resignation effective as of the Separation Date. Individual agrees that he has no consulting relationship with the Company or any of its subsidiaries. Individual waives any right or claim to reinstatement as an employee of the Company and any subsidiary of the Company (if any) by which he was previously employed. Individual acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than the Severance Benefits expressly provided for in, and subject to the terms of, this Separation Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Individual from the Company and its subsidiaries after the Separation Date shall be determined under this Separation Agreement.

          II. Severance.
               (a) Subject to Sections II(b) and II(c) below, the Company shall pay as severance pay to Individual the following benefits (collectively the “Severance Benefits”):
                    1. Severance Pay. The Company shall provide as severance pay to Individual the cash sum of $826,667.00 (the “Severance Pay”), to be paid as follows: (a) the Company shall pay to Individual the cash sum of $413,333.50, representing one-half of the total amount of Severance Pay due hereunder, on June 10, 2009; and (b) the Company shall pay the remaining one-half of the Severance Pay in six equal monthly installments of $68,888.92 beginning on the Company’s first regular payroll date in July 2009 and continuing on the Company’s first regular payroll date each month thereafter until and including December 2009. Notwithstanding the foregoing provisions, if a “Change in Control Event” (as defined in the Executive Severance Plan) occurs at any time after the Separation Date, the aggregate amount of any remaining unpaid installments of Severance Pay due under this Section shall be paid to Individual in cash in a lump sum on the later of (x) June 10, 2009, and (y) thirty (30) days after the occurrence of such Change in Control Event. All payments under this Section shall be paid without interest.
                    2. Benefits Payment. The Company shall pay to Individual a cash payment equal to the expected aggregate cost, as reasonably determined by the Compensation Committee of the Company’s Board of Directors, of premiums that would be charged to the Individual to continue medical coverage pursuant to COBRA (the “Benefits Payment”) for twelve (12) months following the Separation Date. The Benefits Payment shall be paid to the Individual in a lump sum (without interest) on June 10, 2009.
                    3. Outplacement Services. The Company shall either pay directly or reimburse Individual for the costs of outplacement services obtained by Individual within the 12-month period following the Separation Date up to a maximum of $10,000 (the “Outplacement Benefit”). The Outplacement Benefit shall be subject to the Company’s expense reimbursement policies in effect immediately prior to the Severance Date and applicable to the Company’s executives generally and shall be fully paid or reimbursed, as applicable, by the Company not later than the end of the Individual’s third taxable year following 2008. Notwithstanding anything to the contrary herein, the payment or reimbursement of the Outplacement Benefit incurred during the six (6) month period following the Separation Date, if any, shall be accumulated and paid by the Company on June 10, 2009 (subject to Individual’s compliance with the Company’s expense reimbursement policies).
               (b) The Company’s obligation to pay the Severance Benefits (or any portion thereof, as applicable) is subject to the condition precedent that Individual shall have complied with the restrictive covenants set forth in Section VII hereof. The Company shall have no obligation to pay any portion of the Severance Benefits at any time after a breach by Individual of any covenant set forth in Section VII. Notwithstanding the foregoing provisions of this Section II(b), however, in no event shall the amount of the Severance Benefit actually paid by the Company to Individual be less than Five Thousand Dollars ($5,000) in the aggregate, regardless of any breach by Individual of the foregoing, which amount the parties agree (in and of itself) is good and sufficient consideration for the Release and other obligations of Individual under this Separation Agreement.
               (c) The Company’s obligation to pay the Severance Benefits (or any portion thereof, as applicable) is further subject to the condition precedent that Individual shall not have revoked the Release set forth in Section III hereof pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to pay the Severance Benefit to Individual unless and until the Release becomes irrevocable by Individual under the Age Discrimination in Employment Act of 1967.
               (d) The Severance Benefits payable under this Separation Agreement are in lieu of any and all severance and other benefits to which Individual may otherwise be entitled under his Employment Agreement and/or the Company’s Executive Severance Plan as a result of Individual’s termination of employment with the Company. Individual agrees that the Severance Benefits received hereunder shall not be deemed a part of Individual’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Company or any of its subsidiaries, except where explicitly provided under the terms of such plans or arrangements. Notwithstanding the foregoing provisions, all Severance Benefits provided hereunder shall be in addition to, and not in substitution for, any pension rights under the any tax-qualified pension or retirement plan in which Individual participates, and any disability, workers’ compensation or other Company benefit plan distribution that Individual is entitled to (other than severance benefits), under the terms of any such plan as of the Separation Date.
          III. Release. Individual, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Individual’s service as an officer, director, employee, member or manager of any Releasee, Individual’s separation from her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Company to Individual pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Individual, to the extent that such awards continue after the termination of Individual’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Individual may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Individual may in the future incur with respect to her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Individual may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Individual may have under COBRA; (5) any rights to payment of benefits that Individual may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (6) Individual’s benefit under and in accordance with the terms and conditions of the Company’s Executive Deferred Compensation Plan; or (7) any rights or benefits that Individual has under this Separation Agreement. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Individual acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
          IV. 1542 Waiver. It is the intention of Individual in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Individual hereby expressly waives any and all rights and benefits conferred upon her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:
          “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Individual acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Individual now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless,

Individual hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Individual acknowledges that he understands the significance and consequences of the foregoing Release and such specific waiver of SECTION 1542.
          V. ADEA Waiver. Individual expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Separation Agreement. Individual further expressly acknowledges and agrees that:
               (a) In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;
               (b) He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;
               (c) He has voluntarily chosen to enter into this Separation Agreement and has not been forced or pressured in any way to sign it;
               (d) He was given a copy of this Separation Agreement on December 9, 2008 and informed that he had forty-five (45) days within which to consider the Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 45-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A;
               (e) Nothing in this Separation Agreement prevents or precludes Individual from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
               (f) He was informed that he has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Individual elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Individual exercises his right of revocation, neither the Company nor Individual will have any obligations under this Separation Agreement.
          VI. No Transferred Claims. Individual warrants and represents that Individual has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

          VII. Restrictive Covenants.
               A. Anti-Solicitation. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not directly encourage customers of the Company or any of its subsidiaries, or directly or indirectly through any third party influence or attempt to influence any vendor, supplier, brand, product or merchandise designer or consultant, landlord, bank, lender or investor in, of or to the Company or any of its subsidiaries (collectively referred to herein as “Company Business Partners”), to refrain from, reduce the level of or cease doing business with the Company or any of its subsidiaries; provided, however, that nothing contained in this Section A. shall be construed to prohibit, limit or restrict Individual (subject to Individual’s compliance with the other restrictive covenants set forth in this Article VII) from engaging in, entering the employ of or rendering services to any other business (including any business that competes with that of the Company or any of its subsidiaries) and, in connection therewith, soliciting or entering into independent commercial relationships with any of the Company Business Partners for the benefit of such business.
               B. No Solicitation of Employees. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not directly or indirectly solicit any person who Individual knows is an employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary; provided, however, that the foregoing provision shall not prohibit or restrict Individual from so soliciting any person whose employment with the Company or any of its subsidiaries terminated prior to the commencement of such solicitation.
               C. Confidentiality. Individual promises and agrees that he will not at any time after the Separation Date, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than the Company and any of its subsidiaries or affiliates), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any subsidiary of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or subsidiary, as applicable) or which is generally known to the industry or the public other than as a result of Individual’s breach of this covenant. Individual agrees that, to the extent he has not already done so, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or any subsidiary of the Company. Individual further agrees that he has not retained and will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any subsidiary of the Company; provided, however, that Individual may retain his rolodex, address books, information relating to his compensation or relating to reimbursement of expenses, documents relating to his participation in employee benefit plans or programs of the Company or any of its subsidiaries, any agreement between Individual and the Company or a subsidiary relating to his employment with the Company or a subsidiary, and other personal property provided that such items do not contain any confidential information of the Company or a subsidiary.

               D. Non-Disparagement. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not by any means issue or communicate any private or public statement that may be critical or disparaging of the Company or its subsidiaries, or of any of their respective products, merchandise, services, directors or officers. The Company promises and agrees that it will not by any means issue or communicate any private or public statement that may be critical or disparaging of Individual. However, nothing in this paragraph shall affect Individual’s or the Company’s ability or obligation to provide complete and truthful testimony or other information in connection with any (i) governmental and/or regulatory investigation or proceeding, (ii) required public, governmental or regulatory disclosure or filing, or (iii) pleadings, discovery and/or trial in litigation.
               E. Solicitation of Proxies. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not initiate, propose or submit any stockholder proposal, or solicit proxies (or written consents), or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation” (as such terms are defined under the Securities Exchange Act of 1934, as amended) in opposition to any management proposal or any recommendation or proposal of the Company’s Board of Directors (including, without limitation, with respect to the election of directors), or recommend, request, discuss with or induce or attempt to induce any other person or group to take any such actions, or otherwise seek to advise, encourage or influence any other person or group with respect to the voting of (or the execution of a written consent in respect of) any voting securities of the Company in opposition to any proposal, director nomination or recommendation of the Board of Directors.
               F. Injunctive Relief. Individual expressly agrees that the Company will or would suffer irreparable injury if he were to breach any of the provisions of this Section VII and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Individual consents and stipulates to the entry of such injunctive relief prohibiting his from engaging in conduct which violates any of the provisions of this Section VII.
          VIII. Miscellaneous
               A. Company Insider Trading Restrictions. The Company agrees to immediately notify Goldman Sachs, as the administrative brokerage for Individual’s stock options and equity grants, that as of the Separation Date Individual is no longer considered a “company insider” for the purposes of trading of any Company stock options. Individual hereby acknowledges that he is personally responsible for complying with all applicable securities laws regarding trading while in possession of material inside information.
               B. Section 16 Officer Status/SEC Reporting Requirements. The parties hereby acknowledge and agree that as of the Separation Date, Individual will cease to be considered an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934. Individual may be subject to certain additional filings and Section 16 considerations for a period of up to six (6) months following the Separation Date, in the event he engages in any transaction in Company common stock. Individual is encouraged to coordinate with his own personal legal advisor, as may be relevant for any transaction in Company stock within a period of up to six (6) months following the Separation Date.
               C. Return of Company Property. On the Separation Date, Individual shall return the Company laptop computer, cellular phone, employee identification, and all other equipment, devices, or items provided to Individual by the Company. Except as otherwise provided herein, all Company provided services will be discontinued as of the Separation Date.
               D. Successors.
     (i) This Separation Agreement is personal to Individual and shall not, without the prior written consent of the Company, be assignable by Individual. However, should Individual die during the twelve (12) month period following the Separation Date, then, so long as Individual had not theretofore materially breached his obligations under this Separation Agreement, (and such material breach remains uncured following notice thereof) the Company agrees to pay any then remaining balance of the Severance Benefits to Individual’s heirs or his estate, as applicable.
     (ii) This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Separation Agreement by operation of law or otherwise.
               E. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
               F. Modification. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.
               G. Complete Agreement. This Separation Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof, including, without limitation, the Employment Agreement and the Executive Severance Plan. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. As of the date of this Separation Agreement, there are no representations, warranties or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the Company’s rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Individual was a party or otherwise bound are not integrated into this Agreement and such rights of the Company shall continue in effect.
               H. Severability. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.
               I. Governing Law. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.
               J. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult, and have consulted, with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Individual agrees and acknowledges that he has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so, and has had the benefit of such counsel.
               K. Notices. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(i)	if to the Company:

Pacific Sunwear of California, Inc. Attention: Chief Financial Officer 3450 East Miraloma Avenue Anaheim, California 92806
with a copy to:

Pacific Sunwear of California, Inc. Attention: Senior Vice President, Human Resources 3450 East Miraloma Avenue Anaheim, California 92806
(ii)	if to Individual:

At the address on file with the Company

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.
               L. On-going Communication with the Company. For the purposes of coordinating and controlling any ongoing communications, contacts, or interactions between Individual and the Company following the Separation Date, Caroline Kenyon is to be the sole and exclusive point of contact between Individual and the Company. Any and all communications, contacts, questions, requests, or other interactions of any nature by Individual or on Individual’s behalf whatsoever must be directed to Ms. Kenyon, as the exclusive point of contact with and “entry” to the Company for any matter dealing with the Company, or for any matter which arises from or relates in any way to Individual’s involvement with the Company. This arrangement includes, by way of example and not as any limitation or restriction on the generality of the foregoing, requests involving employee benefit questions, matters involving any transaction with equity awards Individual beneficially owns from whatever source, or matters of administration of any aspect of this Separation Agreement. Ms. Kenyon will arrange for contact with, response by, or communication with, the applicable personnel of the Company on a case-by-case basis. Ms. Kenyon may be reached at (714) 414-4395. If Ms. Kenyon is not then employed by the Company, the Company will designate the appropriate new contact person.
               M. Litigation / Audit Cooperation. Following the Separation Date, Individual shall reasonably cooperate with the Company and its subsidiaries in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any of its subsidiaries with respect to matters relating to Individual’s employment with or service as a member of the board of directors of the Company or any of its subsidiaries (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any of its subsidiaries with respect to the period of time when Individual was employed by the Company or any of its subsidiaries (“Audit”). Individual acknowledges that such cooperation may include, but shall not be limited to, Individual making himself available to the Company or any of its subsidiaries (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any of its subsidiaries to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any of its subsidiaries pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any of its subsidiaries, in a form and within a time frame requested by the Company’s Board of Directors, with respect to the Company’s or any of its subsidiaries’ opening balance sheet valuation of intangibles and financial statements for the period in which Individual was employed by the Company or any of its subsidiaries; and (v) turning over to the Company or any of its subsidiaries any documents relevant to any Litigation or Audit that are or may come into Individual’s possession. The Company shall reimburse Individual for reasonable travel expenses incurred in connection with providing the services under this Section VIII(M), including lodging and meals, upon Individual’s submission of receipts. If, due to an actual or potential conflict of interest, it is necessary for Individual to retain separate counsel in connection with providing the services under this Section VIII(M), and such counsel is not otherwise supplied by and at the expense of the Company (pursuant to indemnification rights of the Individual or otherwise), the Company shall further reimburse Individual for the reasonable fees and expenses of such separate counsel.
               N. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
               O. Arbitration. Any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Individual’s employment or the termination thereof, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Separation Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Individual’s employment. The parties agree that (i) the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, in connection with any proceeding to enforce the terms of this Separation Agreement, and (ii) the Arbitrator shall have discretion, if the Arbitrator determines it to be appropriate, to award reasonable attorneys’ fees and costs to the party prevailing in any such proceeding.
               P. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
               Q. Headings. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.
               R. Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Individual the amount required by law to be withheld with respect to such payment or other benefits provided to Individual. Other than as to such withholding right, Individual shall be solely responsible for any taxes due as a result of the payments and benefits received by Individual contemplated by this Separation Agreement.

          I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
          EXECUTED this 12th day of December, 2008, at Los Angeles County, California.

“Individual”

/s/ Thomas M. Kennedy
Thomas M. Kennedy
          EXECUTED this 12th day of December, 2008, at Orange County, California.

“Company” Pacific Sunwear of California, Inc., a California corporation

/s/ Caroline Kenyon
By:	Caroline Kenyon
Its:	Senior Vice President, Human Resources

EXHIBIT A
ACKNOWLEDGEMENT AND WAIVER
     I, Thomas M. Kennedy, hereby acknowledge that I was given 45 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 45-day period.
     I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.
          EXECUTED this 12th day of December, 2008, at Los Angeles County, California.

/s/ Thomas M. Kennedy
Thomas M. Kennedy

A-1